                                                                     EXHIBIT 3.1


                                    ARTICLES
                                  SUPPLEMENTARY

         [CORRECTIONS CORPORATION OF AMERICA/PRISON REALTY TRUST, INC.]

                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $0.01 PER SHARE)

         [Corrections Corporation of America/Prison Realty Trust, Inc.], a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority granted to the Board of Directors of the Corporation (the "Board of Directors") by Article V of the charter of the Corporation (the "Charter"), the Board of Directors has classified 8,500,000 shares (the "Shares") of Preferred Stock, as defined in the Charter, as a separate series of shares of Preferred Stock, designated as Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the "Series B Preferred Stock").

         SECOND: The terms of the Series B Preferred Stock, including the preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, as fixed by the Board of Directors are as follows:

         Section 1. Designation and Amount; Rank.

         (a) The shares of such series shall be designated as the "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 8,500,000 shares. Section 10 sets forth the definitions of certain terms used in these Articles Supplementary.

         (b) The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank: (i) senior (to the extent set forth herein) to all Junior Stock; (ii) on a parity with all Parity Stock; and (iii) junior to all Senior Stock.

         Section 2. Dividends and Distributions.

         (a) Subject to the preferential rights of all Senior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors, out of funds legally available for the payment of dividends, (i) commencing on the first Dividend Payment Date and continuing through September 30, 2003, cumulative preferential dividends payable in additional shares of Series B Preferred Stock at the rate of twelve percent (12%) per annum of the Stated Amount of each share of the then outstanding Series B Preferred Stock, and (ii) commencing with the first Dividend Period occurring after September 30, 2003, cumulative preferential dividends will be payable entirely in cash at the rate of twelve percent (12%) per annum of the Stated Amount of each share of the then outstanding Series B Preferred Stock. Dividends on shares of Series B Preferred Stock shall accrue and be cumulative from the Issuance Date. Dividends shall be payable on December 31, 2000 and quarterly in arrears thereafter when and as declared by the Board of Directors on each Dividend Payment Date (or, if such Dividend Payment Date is not a Business Day, the first
(1st) Business Day following the Dividend Payment Date) in respect of the Dividend Period ending on such Dividend Payment Date (but without including such Dividend Payment Date) commencing on the first Dividend Payment Date and continuing for so long as the Series B Preferred Stock is outstanding. Any reference herein to "cumulative dividends" or "Accrued Dividends" or similar phrases means that such dividends are fully cumulative and accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months), whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Accrued Dividends will not bear interest, and holders of shares of the Series B Preferred Stock will not be entitled to any distributions other than as expressly set forth herein. All dividends payable in additional shares of Series B Preferred Stock shall be paid through the issuance of additional shares of Series B Preferred Stock (including fractional shares) at the Stated Amount.

         Notwithstanding anything contained herein to the contrary, no dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation at such time as, and to the extent that, the terms and provisions of any agreement to which the Corporation is a party, including any agreement relating to its indebtedness or any provisions of the Corporation's Charter relating to any Senior Stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         (b) For so long as any shares of Series B Preferred Stock are outstanding, no full dividends shall be declared by the Board of Directors or paid or Set Apart for Payment by the Corporation on any Parity Stock for any period unless the Accrued Dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash is Set Apart for Payment. If the Accrued Dividends and any accrued dividends with respect to Parity Stock are not so paid (or a sum sufficient for such payment is not so Set Apart for Payment), all dividends declared and paid upon shares of the Series B Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared and paid per share on the Series B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the Series B Preferred Stock and the accrued dividends per share on such Parity Stock bear to each other.

         (c) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or Set Apart for Payment any dividend on any of the Junior Stock (other than (i) dividends in Junior Stock to the holders of Junior Stock or (ii) distributions of rights to purchase shares of Common Stock or Preferred Stock of the Corporation to the holders of Common Stock of the Corporation), or make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options (other than in exchange for Junior Stock) unless the Accrued Dividends on the Series B Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Junior Stock have been or contemporaneously are paid in full or declared and, if payable in cash, a sum in cash has been Set Apart for Payment.

         (d) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 2(b)) make any payment on account of, or Set Apart for Payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any shares of the Parity Stock or any such warrants, rights, calls or options unless the Accrued Dividends on the Series B Preferred Stock for all Dividend Periods ended on or prior to the date of such payment in respect of Parity Stock have been or contemporaneously are paid in full.

         (e) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock, if not paid on a Series B Dividend Payment Date, will accrue whether or not dividends are declared for such Series B Dividend Payment Date, whether or not the Corporation has earnings and whether or not there are profits, surplus or other funds legally available for the payment of such dividends. Any dividend payment made on shares of Series B Preferred Stock shall first be credited against the current dividend and then against the earliest Accrued Dividend.

         Section 3. Voting Rights.

         (a) The holders of shares of the Series B Preferred Stock will not have any voting rights, except as set forth herein or as required by law.

         (b) If and as long as (i) dividends on the Series B Preferred Stock shall be in arrears and unpaid for four (4) Dividend Periods (a "Payment Default"), the holders of such Series B Preferred Stock (voting together as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of one (1) additional director of the Corporation (the "Default Director") at a special meeting called at the request of the holders of record of at least twenty percent (20%) of the shares of Series B Preferred Stock and the holders of record of at least twenty percent (20%) of the shares of any series of Parity Stock so in arrears (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof Set Apart for Payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Default Directors shall be elected upon affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series B Preferred Stock shall have been paid in full or Set Apart for Payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Payment Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or Set Apart for Payment in full on all series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Default Director so elected shall immediately terminate. Any Default Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and all series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Payment Default shall continue, any vacancy in the office of a Default Director may be filled by written consent of the Default Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting together as a class with all series of Parity Stock upon which like voting rights have been conferred and are exercisable) or by written consent of holders of a majority of such shares. The Default Directors shall each be entitled to one vote per director on any matter.

         (c) The foregoing voting provision will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited or set aside for payment

         Section 4. Liquidation, Dissolution or Winding-Up.

         If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of any order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding-up or liquidation or its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, subject to the prior rights of holders of any Senior Stock, but before any distribution or payment shall be made to holders of Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, on a parity with holders of Parity Stock, out of the assets of the Corporation legally available for distribution to stockholders, an amount per share of Series B Preferred Stock equal to the Stated Amount plus all Accrued Dividends thereon until the date of such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. If upon any liquidation, dissolution or winding-up of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all Parity Stock in the distribution of assets, then the holders of shares of the Series B Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of assets of the Corporation first in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of the full amount set forth above to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation and shall not be entitled to any other distribution. For the purposes of this Section 4, neither the consolidation, merger or other business combination of the Corporation with or into any other entity or entities nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

         Section 5. Call Right.

         (a) Except as provided in this Section 5, the Corporation shall have no right to repurchase any shares of Series B Preferred Stock. At any time or from time to time commencing six (6) months following the date which is the later of the third anniversary of the Issuance Date or the date which is the 91st day following the repayment in full of the Corporation's 12% Senior Notes due 2006 (the "Call Trigger Date"), the Corporation shall have the right, at its sole option and election, to repurchase, out of funds legally available therefor, all, or part, of the outstanding shares of Series B Preferred Stock by providing written notice (the "Call Notice") of its intention to repurchase all, or part, of the outstanding shares of Series B Preferred Stock on the 30th Business Day following the date of such notice (the "Call Date") at a cash price per share of Series B Preferred Stock (the "Call Price") equal to the Stated Amount plus all Accrued Dividends thereon to the date of redemption. If less than all shares of Series B Preferred Stock outstanding at the time are to be repurchased by the Corporation pursuant to this Section 5(a), the shares of Series B Preferred Stock to be repurchased shall be selected pro rata; provided, however, that in the event that less than ten percent (10%) of the number of shares of Series B Preferred Stock originally issued are then outstanding, the Corporation shall be required to repurchase all of such outstanding shares if it elects to repurchase any shares pursuant to this
Section 5(a).

         (b) The Call Notice shall state: (i) the Call Date; (ii) the Call Price; (iii) the number of such holder's outstanding shares of Series B Preferred Stock to be repurchased by the Corporation; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Call Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (v) that dividends on the shares of Series B Preferred Stock to be repurchased shall cease to accumulate as of the Call Date, or, if such shares are not actually repurchased on such date, the date on which the shares of Series B Preferred Stock are actually repurchased by the Corporation.

         (c) Upon the Call Date (unless the Corporation shall default in making payment of the appropriate Call Price), whether or not certificates for shares which are the subject of the Call Notice have been surrendered for cancellation, the shares of Series B Preferred Stock to be repurchased shall be deemed to be no longer outstanding, dividends on such shares of Series B Preferred Stock shall cease to accumulate and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the Call Price, without interest.

         Section 6. Certain Transactions Prohibited.

         The Corporation shall not during any Pricing Period or any Conversion Period, declare a dividend or make a distribution, on the outstanding shares of Common Stock, in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock.

         Section 7. Conversion Into Common Stock.

         (a) Each share of Series B Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock at any time during any Conversion Period, on the terms and conditions set forth in this Section 7. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully paid and nonassessable shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate (as defined below) by the number of shares of Series B Preferred Stock being converted. The "Applicable Conversion Rate" means the quotient obtained by dividing the Conversion Value on the date of conversion by the Conversion Price on the date of conversion.

         (b) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Section 6), or in case of any consolidation, share exchange or merger of the Corporation with or into another Person, or in case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series B Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction). In any such case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this
Section 7 with respect to rights and interests thereafter of the holders of shares of Series B Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series B Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine in good faith to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 7 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

         Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as defined in Section 10 hereof), if other than the Corporation, shall assume, by written instrument mailed to each record holder of shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such cash, property and securities to which, in accordance with the foregoing provisions, such holder is entitled. Nothing contained in this Section 7(b) shall limit the rights of holders of the Series B Preferred Stock to convert the Series B Preferred Stock in connection with the Transaction.

         (c) The holder of any shares of Series B Preferred Stock may exercise its right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 7. The Corporation will pay any and all documentary, stamp or similar issue or transfer tax and any other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three (3) Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes are inapplicable), the Corporation shall deliver or cause to be delivered (i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         Section 8. Reports as to Adjustments.

         Whenever the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible (or the number of votes to which each share of Series B Preferred Stock is entitled) is adjusted as provided in
Section 7, the Corporation shall promptly issue a press release stating that the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 9. Reacquired Shares.

         Any shares of Series B Preferred Stock redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to the conditions or restrictions on authorizing, creating or issuing any class or series, or any shares of any class or series.

         Section 10. Definitions.

         For the purposes of these Articles Supplementary, the following terms shall have the meanings indicated below:

         "Accrued Dividends" to a particular date (the "Applicable Date") means all dividends accrued but not paid on the Series B Preferred Stock pursuant to
Section 2(a), whether or not earned or declared, accrued to the Applicable Date.

         "Affiliate" or "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

         "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

         "Bylaws" means the bylaws of the Corporation, as in effect from time to time, including any and all amendments thereto and restatements thereof.

         "Call Date" shall have the meaning set forth in Section 5(a) hereof.

         "Call Notice" shall have the meaning set forth in Section 5(a) hereof.

         "Call Price" shall have the meaning set forth in Section 5(a) hereof.

         "Call Trigger Date" shall have the meaning set forth in Section 5(a) hereof.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

         "Charter" means the charter of the Corporation, as currently in effect and as the same may be amended from time to time.

         "Closing Price" per share of Common Stock (or any other security) on any date shall be the last sale price, at 4:30 p.m., Eastern Time, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the NYSE or in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq National Market or American Stock Exchange, as the case may be, or, if the Common Stock (or such other security) is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock (or such other security) is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock (or such other security) selected by the Board of Directors.

         "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

         "Conversion Period" means (x) the period of ten (10) Business Days commencing on the sixth Business Day after the Issuance Date and (y) the period of ten (10) Business Days ending ninety (90) calendar days after the Issuance Date or the first Business Day thereafter.

         "Conversion Price" shall be the Current Market Price for the Pricing Period, subject to adjustment as provided in Section 7.

         "Conversion Value" per share of Series B Preferred Stock shall be an amount equal to the Stated Amount plus all Accrued Dividends, if any, thereon to the date of conversion or redemption, as the case may be.

         "Current Market Price" per share of Common Stock (or any other security) for any Pricing Period shall be the average of the Closing Prices of a share of Common Stock (or such other security) for the ten consecutive Trading Days prior to the first day of the applicable Conversion Period. If on any such Trading Day the Common Stock (or such other security) is not quoted by any organization referred to in the definition of Closing Price, the Current Market Price of the Common Stock (or such other security) on such day shall be determined by an investment banking firm of national reputation familiar with the valuation of companies substantially similar to the Corporation (the "Investment Banking Firm") appointed by the Board of Directors.

         "Dividend Payment Date" means December 31, 2000 (with respect to the first Dividend Payment Date) and thereafter on March 31, June 30, September 30, and December 31 of each year, provided that no Dividend Payment Date shall occur with respect to shares of Series B Preferred Stock which have actually been redeemed or repurchased by the Corporation.

         "Dividend Period" means the period from the Issuance Date to the first Dividend Payment Date (but without including such Dividend Payment Date) and, thereafter, each Dividend Payment Date to the following Dividend Payment Date (but without including such later Dividend Payment Date).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Issuance Date" means the original date of issuance of Series B Preferred Stock to the initial holders thereof.

         "Junior Stock" means all classes of Common Stock of the Corporation and each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation currently existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

         "NYSE" means the New York Stock Exchange, Inc.

         "Parity Stock" means any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution.

         "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

         "Preferred Stock" means the preferred stock, $0.01 par value per share, of the Corporation.

         "Pricing Period" means the ten (10) Trading Days ending one day prior to the date a holder of Series B Preferred Stock converts his or her shares during a Conversion Period.

         "Senior Stock" means each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation. The existing Series A Preferred Stock of the Corporation shall constitute Senior Stock of the Corporation ranking senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution.

         "Series A Preferred Stock" means the 8% Series A Cumulative Preferred Stock, $0.01 par value per share, of the Corporation, the terms of which are set forth in the Charter of the Corporation.

         "Series B Preferred Stock" means the Series B Cumulative Convertible Preferred Stock of the Corporation, $0.01 par value per share, the terms of which are set forth in these Articles Supplementary.

         "Set Apart for Payment" means the Corporation shall have irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000, in trust for the exclusive benefit of the holders of shares of Series B Preferred Stock, funds sufficient to satisfy the Corporation's payment obligation.

         "Stated Amount" means $24.46 per share of Series B Preferred Stock.

         "Surviving Person" means the continuing or surviving Person in a merger, consolidation, other corporate combination or the transfer of all or a substantial part of the properties and assets of the Corporation, in connection with which the Series B Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock (or any other security) is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock (or such other security) is not quoted, listed or admitted to trading on any national securities exchange (including the NYSE), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         Section 11. REIT Status.

         Nothing contained in these Articles Supplementary to the Charter shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by the preservation of the Corporation's qualification as a real estate investment trust for Federal income tax purposes for the taxable year ended December 31, 1999, including without limitation the payment of dividends in the form of Parity Stock or Junior Stock.

         Section 12. References.

         References to numbered sections herein refer to sections of these Articles Supplementary, unless otherwise stated.

         THIRD: The Series B Preferred Stock has been classified by the Board of Directors of the Corporation under the authority contained in the Charter of the Corporation and these Articles Supplementary have been duly approved by the Board of Directors of the Corporation.

         FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, the undersigned President acknowledges, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

                  [remainder of page left intentionally blank]

         IN WITNESS WHEREOF, the Corporation has caused these Articles to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ______ day of _____________, 2000.

ATTEST:                             [CORRECTIONS CORPORATION OF AMERICA/PRISON
                                    REALTY TRUST, INC.]



By:                                          By:                          (SEAL)
    --------------------------------             -------------------------
    Secretary                                    President